Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated February 26, 2026, relating to the financial statements of Criteo S.A. (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2025. We also consent to the reference to us under the heading "Experts" in such Registration Statement.
Deloitte & Associés
/s/ Deloitte & Associés
Paris – La Défense, France
August 5, 2026
Société par actions simplifiée au capital de 2 201 424 €
Société d’Expertise Comptable inscrite au Tableau de l’Ordre d’Ile-de-France
Société de Commissariat aux Comptes inscrite à la Compagnie Régionale de Versailles et du Centre
572 028 041 RCS Nanterre
TVA : FR 02 572 028 041
Une entité du réseau Deloitte